Exhibit 99.1

NORTH CHICAGO, Ill. and SUNNYVALE, Calif., March 4, 2015 /PRNewswire/ — AbbVie (NYSE: ABBV) and Pharmacyclics (NASDAQ: PCYC) today announced a definitive agreement under which AbbVie will acquire Pharmacyclics, and its flagship asset Imbruvica® (ibrutinib), a highly effective treatment for hematologic malignancies. The acquisition accelerates AbbVie’s clinical and commercial presence in oncology, strengthening its already robust pipeline, and establishing its strong leadership position in hematological oncology – an attractive and rapidly growing market, now approaching $24 billion globally. The acquisition adds to AbbVie’s already comprehensive pipeline and strong growth prospects.

Under the terms of the transaction, AbbVie will pay $261.25 per share comprised of a mix of cash and AbbVie equity. The transaction values Pharmacyclics at approximately $21 billion and was approved by the Boards of Directors of both companies.

Imbruvica® is a Bruton’s tyrosine kinase (BTK) inhibitor approved for use in four indications to treat three different types of blood cancers including chronic lymphocytic leukemia, mantle cell lymphoma and Waldenstrom’s macroglobulinemia. Imbruvica® received initial U.S. Food and Drug Administration (FDA) approval in 2013 and is the only therapy to have received three Breakthrough Therapy designations by the FDA. It is currently approved in more than 40 countries. Significant opportunity exists with further Imbruvica® indications, including solid tumors, the potential to leverage AbbVie’s immunology expertise for the development of Pharmacyclics’ immunology program, and advance AbbVie’s efforts in hematologic malignancies.

“The acquisition of Pharmacyclics is a strategically compelling opportunity. The addition of Pharmacyclics’ talented and innovative team will add enormous value to AbbVie,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Its flagship product, Imbruvica®, is not only complementary to AbbVie’s oncology pipeline, it has demonstrated strong clinical efficacy across a broad range of hematologic malignancies and raised the standard of care for patients.”

“Team Pharmacyclics is honored and enthusiastic to join the AbbVie organization. We share a common purpose. Together and as one, our focus remains to create a remarkable difference for patient betterment around the world,” said Bob Duggan, chairman and chief executive officer, Pharmacyclics.

Transaction Terms

AbbVie will acquire all of the outstanding shares of common stock of Pharmacyclics through a tender offer, followed by a second-step merger. In the tender offer, AbbVie will offer to acquire all of the outstanding shares of Pharmacyclics’ common stock for $261.25 per share, consisting of cash and AbbVie common stock. Pharmacyclics’ stockholders will be permitted to elect cash, AbbVie common stock or a combination, subject to proration. The aggregate consideration will consist of approximately 58% cash and 42% AbbVie common stock. The closing of the tender offer is subject to customary closing conditions, including regulatory approvals, and the tender of a majority of outstanding shares of Pharmacyclics’ common stock, and is expected to close in mid-2015.

AbbVie will acquire all remaining shares of Pharmacyclics’ common stock that are not tendered in the tender offer through a second-step merger, which will be completed immediately following the tender offer and without a vote of Pharmacyclics’ stockholders.

AbbVie expects to fund the transaction through a combination of existing cash, new debt and stock.

Conference Call Details

AbbVie will host a conference call Thursday, March 5, 2015 at 8 am Central time to discuss this transaction. The call will be webcast through AbbVie’s Web site at www.abbvieinvestor.com.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor, and Wachtell, Lipton, Rosen & Katz acted as legal counsel, to AbbVie. Centerview Partners LLC and J.P. Morgan Securities LLC acted as financial advisors, and Wilson Sonsini Goodrich & Rosati, P.C. acted as legal counsel, to Pharmacyclics.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. AbbVie employs more than 26,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

About Pharmacyclics

Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical needs. It will do so by identifying and controlling promising product candidates based on scientific development and administrative expertise, developing its products in a rapid, cost-efficient manner and, pursuing commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, please visit www.pharmacyclics.com.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the likelihood that the transaction is consummated, the expected benefits of the transaction, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” in AbbVie’s 2014 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Additional Information and Where to Find It

The tender offer referenced in this press release has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that AbbVie Inc. (“AbbVie”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, AbbVie and its acquisition subsidiary will file a tender offer statement on Schedule TO, AbbVie will file a registration statement on Form S-4, and Pharmacyclics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. PHARMACYCLICS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PHARMACYCLICS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Pharmacyclics’ stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting AbbVie or Pharmacyclics.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AbbVie files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AbbVie at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AbbVie’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.